Exhibit 99.1

Lattice Semiconductor Announces Changes to Its Board of Directors

Reaches Agreement with Lion Point Capital and Adds Three New Highly Qualified and Independent Directors

PORTLAND, Ore. - March 7, 2018 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the leading provider of customizable smart connectivity solutions, today announced that it has entered into an agreement with Lion Point Capital, LP ("Lion Point"), which owns approximately 6.2 percent of Lattice’s shares, regarding the membership and composition of the Lattice Board of Directors and its committees, as well as certain customary standstill restrictions. Under the terms of the agreement, three new independent directors, James P. Lederer, John E. Major and Krishna Rangasayee, will be appointed to the Board, effective March 13. With these changes, the size of Lattice’s Board will temporarily increase from eight to 11 directors.

John Bourgoin, Lattice’s Chairman of the Board, said, “We welcome Jim, John and Krishna to the Board of Directors and look forward to their contributions. Lattice is continuing to execute on our strategy to drive revenue growth, accelerate operating expense reductions and increase capital efficiencies in order to build value for the Company and our stockholders. The Board of Directors will benefit from having the varied and extensive industry expertise of these new directors. We are confident that they will help further strengthen and diversify the Board. Lattice has undergone an impressive evolution and is now well positioned to capitalize on the numerous opportunities ahead.”

Didric Cederholm, Chief Investment Officer of Lion Point Capital, said, “We are pleased that we could work constructively with Lattice’s Board to reach this agreement. Jim, John and Krishna bring experience, relevant expertise and an outstanding record of value creation that will complement and enhance the Board. We believe the Company’s core technology franchise has significant value and look forward to seeing Lattice harness its full growth and profitability potential with the common goal of maximizing shareholder returns.”

The complete agreement between Lattice and Lion Point will be filed with the Securities and Exchange Commission on Form 8-K.

Biographies of the three new directors follow:

James P. Lederer

Jim Lederer brings more than 35 years of broad-ranging executive leadership experience, with over two decades focused on the semiconductor, mobile and wireless technology industries. After an early career at General Motors and Motorola, he joined Qualcomm and was part of the senior team that grew the business to become the undisputed leader in the communications semiconductor arena. In his most recent role he was Executive Vice President, leading teams in finance, operations, supply chain, strategy, M&A, legal and product/program management functions for a $17 billion semiconductor technologies division. Jim serves as a director of publicly-traded Entegris. He holds a B.S. degree in Business Administration and an M.B.A. from the State University of New York at Buffalo, where he also serves on the Dean’s Advisory Council for the School of Management.

John E. Major

John Major is a veteran of the technology industry, with more than 40 years’ experience at leading communications companies including Motorola and Qualcomm, and as CEO of several companies including Novatel Wireless. He has significant board experience at both public and private technology companies, including his Chairmanship of Broadcom until its acquisition by Avago. John has a degree from the University of Rochester, a JD from Loyola University Chicago, an MBA from the Kellogg School of Management and an MS from the University of Illinois.

Krishna Rangasayee

Krishna Rangasayee has more than 25 years of experience in the semiconductor industry and currently serves as Chief Operating Officer at Groq, a machine learning start-up. Previously, Mr. Rangasayee was with Xilinx for 18 years, where he was Senior Vice President and GM of Xilinx’s overall business prior to his most recent role as Executive Vice President, Global Sales. He is a graduate of the National Institute of Technology in India, and has a M.S. in Electrical Engineering from Mississippi State University. He holds 25+ international patents.

About Lattice Semiconductor

Lattice Semiconductor (NASDAQ: LSCC) is a leader in smart connectivity solutions at the network edge, where the “things” of IoT live. Our low power FPGA, 60 GHz millimeter wave, video ASSP and IP products deliver edge intelligence, edge connectivity, and control solutions to the consumer, communications, industrial, compute, and automotive markets. Our unwavering commitment to our global customers enables them to accelerate their innovation, creating an ever better and more connected world.

For more information about Lattice please visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook, YouTube, WeChat, Weibo or Youku.

About Lion Point Capital

Lion Point Capital is a global special situations investment firm that seeks to invest in equity and debt securities of undervalued public and private companies. Our principals and investment team have extensive experience and a successful track record of uncovering and unlocking value through rigorous fundamental analysis and thoughtful action.

Forward-Looking Statements Notice

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about Lattice’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Such forward-looking statements include statements relating to: Lattice’s strategy to drive revenue growth, accelerate operating expense reductions and increase capital efficiencies. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “may,” “expect,” “plan,” “project,” “anticipate,” “intend,” “forecast,” “future,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty; overall semiconductor market conditions; market acceptance and demand for Lattice’s new products; Lattice’s dependencies on its silicon wafer suppliers; the impact of competitive products and pricing; technological and product development risks; and the failure to achieve the anticipated benefits and synergies of the Silicon Image transaction. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Lattice’s overall business, including those risks more fully described in Lattice’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2016, and Lattice’s quarterly reports filed on Form 10-Q.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. Except as required by law, Lattice does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

MEDIA CONTACT:
Lattice Semiconductor
Doug Hunter, 503-268-8512
Doug.Hunter@latticesemi.com

INVESTOR CONTACT:
Global IR Partners
David Pasquale, 914-337-8801
lscc@globalirpartners.com